FGS ADVISORS, LLC

Mirgali Kunayev
Chairman
Caspian Services, Inc.
257 East 200 South
Suite No. 340
Salt Lake City, Utah, 84111
USA

March 4th, 2008

Dear Mirgali,

I hereby tender my immediate resignation to the Board of Directors of Caspian Services, Inc.

Kind regards,

James Passin
Principal
FGS Advisors LLC